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Mallinckrodt public limited company

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Supplemental Executive Compensation Data for 2019 Compensation Discussion and Analysis May 9, 2019

Mallinckrodt Pharmaceuticals: Managing complexity. Improving lives. Strategic Vision: Innovation-driven specialty pharmaceutical growth company focused on improving outcomes for underserved patients with severe and critical conditions Patients Therapeutic Focus Neonates / infants Refractory and critically ill adults Rare, severe, and critical diseases Critical care, autoimmune disorders, hepato-renal, and neurology Small/large molecules and biologics Regenerative cell- and tissue-based therapies Drug-device combinations and nitric oxide technologies Scientific Platforms Capabilities / Strengths Commercial execution in hospital, specialty care, NICU1, and patient services Development expertise in clinical data generation, label expansion, and drug-device development Manufacturing and supply chain Business development and licensing Cash flow generation and cost management 1 Neonatal Intensive Care Unit; 2 Free cash flow: Operating cash flow less capital expenditures

Specialty Generics (Assumes “Mallinckrodt” Name) Specialty Brands (Sonorant Therapeutics – pending approval) $2.3 billion $0.9 billion Mark Trudeau Matt Harbaugh Innovative branded drug development and commercialization Complex generic pharmaceuticals ANDA4 development, APIs5, contract manufacturing and branded product Amitiza Product Mix2 2018 Net Sales2 CEO Strategic Focus 1 Completion of the planned separation is subject to certain conditions. There can be no assurance regarding the final allocation of assets between the two companies, the ultimate timing of the proposed separation, or that the proposed separation will be completed. 2 Last twelve months’ net sales ended December 28, 2018 on an as-reported basis, including Amitiza since February 2018 3 Acthar Gel (repository corticotropin); INOMAX (nitric oxide) gas, for inhalation; OFIRMEV (acetaminophen) injection; Therakos immunology platform; AMITIZA (lubiprostone) 4 Abbreviated New Drug Application 5 Active Pharmaceutical Ingredients December 2018: Mallinckrodt announced plans to further transform the Company through separation Stated intent: Create two public entities, separating Specialty Generics and Amitiza® segment from Specialty Brands business Should create greater strategic focus for both companies, with ability to unlock and increase value over the long term Completion of separation expected sometime in second half of 20191

1 Graft vs Host Disease 2 Hepatorenal Syndrome 3 Deep Partial Thickness 4 Full Thickness Interleukin Toll-like Receptor Acute Pancreatitis Amyotrophic Lateral Sclerosis Duchenne Muscular Dystrophy Diabetic Foot Ulcers Vascular Endothelial Growth Factor Robust Specialty Brands late-stage pipeline aligned with therapeutic areas of focus NOTE: The safety and effectiveness of the products for the indications under study have not yet been established with the applicable regulatory authorities.

Mallinckrodt 2018 Results We continue to make significant progress in our ongoing transformation to become an innovation-driven specialty pharmaceuticals growth company through a series of strategic acquisitions and divestitures, developing strong commercial platforms and an increasingly robust pipeline. We have set the stage for the creation of two public entities with the anticipated separation of Specialty Generics and Amitiza, which should create greater strategic focus for both companies, and has the ability to unlock and increase value over the long term. Full Year 2018 Performance Reflects Strong Execution in a Challenging Environment

Mallinckrodt Strategic Imperatives 2018 Strategic Imperatives Maximize the productivity and contribution of both inline brands and the near-term development portfolio Further streamlining the organization and the Company’s operating model to increase efficiency and productivity, allowing greater investment into its Specialty Brands segment Ensure a highly disciplined capital allocation strategy with a focus on reducing debt and pursuing business development and share repurchases where they make sense Continue to refine the senior management team to increase focus on performance and drive sustainable growth for the future Attract additional innovative pharmaceutical expertise to the Company’s Board of Directors 2018 Annual Incentive Plan Metrics Adjusted EPS: Exceeded target Net Sales Revenue: 2% below target Free Cash Flow: Exceeded target Achievements against our 2018 Strategic Imperatives supported performance against 2018 Annual Incentive Plan metrics 2019 Strategic Imperatives Maximize value of our diversified, inline portfolio Advance further data generation and the pipeline Complete separation of Specialty Generics Execute disciplined capital allocation, with net debt reduction primary focus 2019 Annual Incentive Plan Metrics Adjusted EPS: Net Sales Revenue: Free Cash Flow:

Overview of Executive Pay Structure 92% of the CEO’s and 81% of other NEOs 2018 direct compensation (base salary, short term incentive, and long term incentive) was variable; both short and long term incentives are linked to performance. Our compensation programs provide a competitive pay opportunity: realized compensation can be above or below market based on performance Long-term incentives constitute the bulk of our executives’ compensation and are all equity-based: Performance shares cliff vest after 3 years Non-qualified stock options vest 25% annually over 4 years Restricted stock units vest 25% annually over 4 years Our executive pay programs emphasize: i) variable pay over fixed pay, ii) long-term incentives over cash, and iii) the stock price as a measure of performance *CEO Target Pay Mix *Other NEO Target Pay Mix (avg.) *2018 Proxy Statement CEO LTI Structure Other NEO LTI Structure Long-Term Incentive Structure PSUs 50% PSUs 40% NQSOs 50% NQSOs 40% RSUs 20%

Incentive Plan Objectives Compensation Element Objective and Key Features Time Horizon Short-Term Incentive Plan Drive short- and long-term growth and profitability Cash Bonus Focus executives on pre-set patient, employee, and shareholder value objectives Reward performance versus pre-determined goals tied to financial performance – individual performance can modify the amount received 1 Year Long-Term Incentive Plan Align executives with shareholder interests Performance Share Units Align interests of executives and shareholders Focus executives on long-term growth and stock performance Performance-based vesting 3 Years Restricted Stock Units Focus executives on long-term growth and stock performance Provide balance to LTI plan 4 Years Non-Qualified Stock Options Focus executives on long-term growth and stock performance Highlights stock price appreciation as a key indicator of success 10 Years Our incentive programs provide line-of-sight to our operating plan, shareholder interests and value creation over appropriate time horizons

Incentive Plan Highlights Annual Incentives Payouts are based on performance versus pre-determined goals tied to financial performance measures Targets are designed to be challenging yet attainable based on both external conditions within our industry and internal product portfolio decisions 2018 AIP goals were based on Specialty Brands business excluding Specialty Generics and divested businesses Long-Term incentives – Performance Shares Our performance share metrics provide strong alignment of executives with shareholder interests in long-term growth and stock performance Shares are not issued until the performance-based vesting requirements are satisfied; performance over a 3-year performance period The above funding levels demonstrate rigorous goal setting and strong alignment of executive pay with performance Cycle Performance Period Payout % 1 FY2014 - FY2016 200% 2 FY2015 - FY2017 38.1% 3 FY2016 - FY2018 0%

Shareholder Advisory Services are divided on our 2019 Say-On-Pay Proposal Glass Lewis recommended a For vote for the Company’s Advisory Vote on Executive Compensation (Say-On-Pay), noting actions taken by the Human Resources and Compensation Committee are moving the trajectory of the pay programs is in the right direction. ISS recommended an Against vote for the Company’s Advisory Vote on Executive Compensation. The primary concerns articulated in the ISS analysis were: Pay-for-performance misalignment; Specific feedback the Company received from shareholders regarding outreach on the Company’s executive compensation programs and practices was not disclosed; The CEO’s above target payout of the 2018 annual incentive and a reduction in performance targets for the annual incentive program in 2018 compared to 2017; CEO received sizable tax reimbursement.

CEO Realizable Pay Given our strong pay-for-performance alignment, our CEO’s realizable pay over the past 3 years (as calculated by ISS) is approximately 60% of the target pay disclosed in our proxy statement CEO Pay as reported in 2019 proxy statement decreased 2018 vs. 2017 $14M vs $15M

In 2018 and 2019 we initiated a program of shareholder outreach to discuss executive compensation and governance practices In direct response to shareholder concerns and observations made by shareholder advisory services the Human Resources and Compensation Committee took the following actions: Shareholder Feedback HRCC Response Alignment of company performance and CEO & NEO compensation CEO Salary was frozen for 2018 and again in 2019 CEO 2018 LTI award was reduced by 13% over prior year, and held at the same level for 2019 Salaries for several NEO’s frozen for 2018 and again in 2019 2018 LTI awards for certain NEO’s were reduced by 15% over prior year Note: Summary Compensation Table total compensation was decreased for the CEO and all NEOs (except interim CFO Mr. Kegler) in 2018 compared to 2017 Ratio of performance vs time-based equity compensation CEO LTI award mix was changed from 40% PSUs, 40% NQSOs, 20% Restricted Stock to 50% PSUs and 50% NQSOs, eliminating Restricted Stock grants Shareholder dilution resulting from company equity-based long-term compensation programs Reduced the usage of shares in the broad based LTI program to limit dilution LTI (PSU) peer group was viewed as being too broad The LTI peer group for measuring relative total shareholder return (TSR) was changed from a custom group to the S&P 1500 Pharmaceutical Index effective for the 2019 performance awards Expand incentive claw back policy beyond only in case of financial restatement The existing claw back policy was expanded to include provisions relating to “misconduct” by executives resulting in material harm to the Company

We Value Your Support FOR: Election of Directors FOR: Approve re-appointment of independent auditors FOR: Approve the compensation of Company’s named executive officers FOR: Approve Board authority to issue shares FOR: Approve share repurchases FOR: Approve the change of name of the Company FOR: Approve waiver of pre-emption rights FOR: Approve price range for re-issuance shares held as treasury shares 92% of the CEO’s and 81% of other NEOs’ 2018 direct compensation (base salary, short term incentive, and long term incentive) was variable, both short- and long-term incentives are linked to performance Incentive plan payouts are aligned with performance for the measurement period Target compensation has been frozen for CEO and select other executives Performance measures align with shareholder value and strategic objectives designed to reward execution of strategic objectives aimed at long-term growth Mallinckrodt Management Recommendations Mallinckrodt Compensation Programs Align Pay to Performance